April 23, 2024

Curtis Landherr

    Re:     Transition Agreement

Dear Curtis,

The purpose of this letter (“Transition Agreement”) is to confirm your voluntary resignation from employment with MGP Ingredients, Inc. (the “Company”) effective May 31, 2024, and to summarize the key terms of your transition and separation from employment with the Company.

Transition Period

Your last day of employment with the Company will be May 31, 2024 (your “Separation Date”). Between now and April 30, 2024, you will remain in the role of Chief Legal Officer, Vice President, and Corporate Secretary of the Company reporting to me; thereafter you will remain employed by the Company in a non-officer capacity and be available as needed and as reasonably requested by me to facilitate a smooth transition of your duties. Between now and your Separation Date you will continue to earn your current base salary and receive normal benefits for work performed from the date of this Transition Agreement through your Separation Date. You will receive payment for your accrued and unused paid time off balance as of your Separation Date, up to a cap of 80 hours in accordance with Company policy. You will not earn or receive any additional incentive compensation or equity-related compensation during the remainder of your employment with the Company. Any restricted stock units you hold as of the date of this Transition Agreement will remain subject to the terms and conditions identified in the applicable restricted stock unit award agreements and will be unaffected by this Transition Agreement or the enclosed Separation and Release Agreement.

In addition, you and the Company agree to cooperate to remove your name from any remaining licenses of the Company and its subsidiaries as promptly as reasonable possible, but no later than December 31, 2024.

Eligibility for Additional Compensation

In recognition of your service to the Company and your facilitation of a smooth transition of your duties, and subject to you continuing to perform your obligations to the Company as set forth in this Transition Agreement, and you executing (and not revoking) the enclosed Separation and Release Agreement following your Separation Date and continuing to comply with all of your obligations
Creating Better Solutions…Naturally

pursuant to the Separation and Release Agreement, you will be eligible to receive the following payments (collectively, the “Consideration”):

(a)    An amount equal to one (1) times your annualized base salary as of your Separation Date, which equals $442,000.00, less applicable withholdings, payable to you in substantially equal installment payments over the one-year period immediately following your Separation Date in accordance with the Company's normal payroll practices, but no less frequently than monthly, with the first installment to be paid to you on the Company’s first normal payroll date that is at least five (5) days after expiration of the 15-day revocation period identified in the Separation and Release Agreement and with that first installment including any installments that otherwise would have been paid to you sooner but for such delay;

(b)    An amount equal to the product of (i) the annual short-term incentive payment, if any, that you would have otherwise earned for 2024 had you remained employed through the date on which any such annual short-term incentive payment would have been paid, based on the level of achievement of the applicable performance goals for 2024; and (ii) 0.415, less applicable withholdings and payable on the date that annual short-term incentive payments for 2024 are paid to the members of the Company's executive leadership team, but no later than March 15, 2025;

(c)    For benefits continuation, a monthly reimbursement payment of $2,069.00 for the period commencing June 1, 2024 and continuing through the earliest of (i) November 30, 2024, (ii) the date on which you become eligible to receive substantially similar coverage from another employer; and (iii) the date you are no longer eligible to receive COBRA continuation coverage, with each monthly payment payable on the tenth day of the month immediately following the month in which you timely remit the premium payment; and

(d)     Additional payments as follows: (i) to cover your relocation expenses as contemplated by your employment offer letter and otherwise agreed by the Company, payment of your remaining unpaid relocation and moving expenses up to a maximum net amount of $103,500.00, prior to tax gross-up (which will be provided by the Company), for home sale, moving and related expenses, subject to you providing adequate receipts or other documentation of such expenses, (ii) monthly, pre-tax payments of $6,925.00 for each of May and June 2024, and (iii) an additional amount of $70,000.00, less applicable withholdings, payable to you in a lump sum on the same date that the last payment identified under (a) above is paid to you, subject to your compliance with all of your obligations pursuant to this Transition Agreement and the Separation and Release Agreement through such date.

Creating Better Solutions…Naturally

For avoidance of doubt, you acknowledge and agree that you are not entitled to receive, and will not receive, any severance pay or benefits under the Company’s Amended and Restated Executive Severance Plan or under any other Company plan or program related to your resignation or your ultimate separation from employment with the Company.

Additional Terms

You acknowledge and agree that between now and May 31, 2024:

1.    You must remain employed, in good standing, and demonstrate expected positive engagement with business objectives. You must also continue to comply with Company policies, including, but not limited to, all policies related to confidential business information, insider trading, conduct expectations and business ethics. You must also comply with each of the same obligations identified in the post-separation obligations provisions of the Separation and Release Agreement during the remainder of your employment with the Company.

2.    You shall have no business relationships, employment relationships or consulting obligations in conflict or interfere with your performance of obligations to the Company as set forth herein.

3.    You will not be eligible for the additional compensation as outlined in this Transition Agreement if you end your employment with the Company before May 31, 2024, if you fail to perform your obligations to the Company as set forth in this Transition Agreement, or if you do not sign the enclosed Separation and Release Agreement prior to the expiration of the 21-day consideration period identified in the Separation and Release Agreement, or if after signing the Separation and Release Agreement, you revoke it as provided for in the Separation and Release Agreement.

4.    This Transition Agreement shall be construed in accordance with and governed by the laws of the State of Kansas, without regard to conflicts of law principles.

5.    This Transition Agreement and attached Separation and Release Agreement constitute the entire agreement between you and the Company with respect to the subject matter of this Transition Agreement and this Transition Agreement and the enclosed Separation and Release Agreement shall not be modified or rescinded, except by another written agreement signed by you and an authorized representative of the Company. For avoidance of doubt, Transition Agreement and the enclosed Separation and Release Agreement do not modify or otherwise affect any of your restricted stock unit award agreements, which shall remain in effect in accordance with their terms.

Creating Better Solutions…Naturally

Please indicate your concurrence below and return two original copies to Eri Lapish.

Sincerely,

/s/ David S. Bratcher	4/23/2024
MGP Ingredients, Inc. by: David Bratcher	Date

Enclosure:    Separation and Release Agreement

By signing below, I voluntarily accept and agree to the terms and conditions of this Transition Agreement as set forth above.

/s/ Curtis Landherr	4/23/2024
Agreed and Accepted by: Curtis Landherr	Date

Creating Better Solutions…Naturally

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between, MGP Ingredients, Inc. and its present and future divisions, subsidiaries, successors, affiliates, and owners, and each of their directors, officers, employees, trustees, employee benefit plans, employee benefit plan administrators, agents and representatives, affiliates, subsidiaries and successors (the “Company”) and Curtis Landherr (“Employee”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

I.    EMPLOYMENT SEPARATION

    A.    Separation Date. Employee confirms that Employee’s last day of employment with the Company following Employee’s voluntary resignation was May 31, 2024 (the “Separation Date”).

    B.    Effective Date. The “Effective Date” of this Agreement is the sixteenth (16th) calendar day after Employee’s execution of this Agreement, as set forth in Section III(B) below, provided that Employee does not exercise the Employee’s right to revoke as set forth in Section III(B) below.

    C.    Separation. Effective on the Separation Date, Employee has had no duties and no authority to make any representations or commitments on behalf of Company as an employee or in any capacity whatsoever. Employee acknowledges that following the Separation Date Employee shall have no further rights deriving from Employee’s employment by or with the Company or the separation of Employee’s employment with the Company, and Employee shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.

II.    CONSIDERATION

    A.    Payments. In consideration and exchange for the promises contained herein, including in Section III below, and in the transition letter agreement dated April 22, 2024 entered into by and between Employee and the Company (the “Transition Agreement”), and subject to Employee’s satisfaction of all conditions identified in the Transition Agreement and in this Agreement, the Company agrees to provide Employee the Consideration (as defined in the Transition Agreement).

B.    Termination of Employee Benefits. Employee further agrees that after the Separation Date, Employee no longer has any coverage or entitlement to benefits or contributions under any of Company’s benefit plans, except as stated herein or required by applicable law and with the exception of employee’s vested 401K account. The Employee will have the right to claim health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) per federal and/or state guidelines.

C.    Not Otherwise Entitled. The parties agree that, apart from the Consideration Employee received or will receive pursuant to this Agreement and the separate Transition Agreement (and with the potential exception of Employee’s final paycheck, including payment for accrued and unused paid time off up to 80 hours in accordance with Company policy), Employee is not entitled to any payments or other consideration from the Company. This includes, but is not limited to, any restricted stock awards, cash or equity based incentives or severance pay, under any such agreements providing for the same between Employee and the Company.

Employee acknowledges that the Consideration set forth in Section III(A) above is good and valuable consideration in exchange for this Agreement, and that (i) other than the Consideration (and with the potential exception of Employee’s final paycheck, including payment for accrued and unused paid time off up to 80 hours in accordance with Company policy), the Company has paid Employee all compensation due to Employee related to any employment relationship between Employee and the Company and its affiliates including all salary or wages due for hours Employee worked, commissions, bonuses, incentive compensation, sick pay, vacation pay and other benefits, and (ii) that as of the Separation Date, Employee is no longer an employee of the Company, its affiliates, or the Released Parties.

D.    Medicare Acknowledgement. Employee further affirms, covenants, and warrants that Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of any payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Employee is a Medicare beneficiary, etc.), the remaining sentences of this Section apply. The Employee affirms, covenants, and warrants that Employee has made no claim against, nor is Employee aware of any facts supporting any claim against, the Company, under which the Company could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement. Furthermore, the Employee is aware of no medical expenses which Medicare has paid and for which the Company is or could be liable. The Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Employee will indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. SS 1395y(b)(3)(A), et seq.

III.    GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY EMPLOYEE
A.    Release and Covenant Not to Sue. In exchange for the Consideration and other promises herein, and as a material inducement to the Company to enter into this Agreement, Employee agrees, for himself, his heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for Employee, or anyone making a claim on

Employee’s behalf, to irrevocably and unconditionally waive, release and forever discharge the Company, and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint ventures, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities (collectively “Released Parties”), from any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including any rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act, the Worker Adjustment Retraining Notification Act (“WARN”), Kansas Act Against Discrimination, K.S.A. § 44-1001, et seq.; Kansas Age Discrimination in Employment Act, K.S.A. § 44-1111, et seq.; Kansas Commission on Civil Rights Rules and Regulations, Kan. Admin. Regs. Vol. 1, Agency 21; Kansas Equal Pay Law, K.S.A. § 44.1205; Kansas Infectious Disease Act, K.S.A. § 65-6001, et seq.; Kansas Minimum Wage and Maximum Hour Law, K.S.A. 44.1201, et seq.; Kansas Statutory Provisions Regarding Discrimination Against Military Personnel, K.S.A. §§ 44-1125 to 44-1128; Kansas Statutory Provisions Regarding Discrimination or Retaliation Against Victims of Domestic Violence, K.S.A. §§ 44-1131 to 44-1133, the Minnesota Human Rights Act, and any state’s human rights act, wage payment act, civil rights laws, or similar laws, any law governing any aspect of employment, and any amendments thereto, any claim under any state or federal common law, statute, regulation or ordinance, breach of contract claims, negligence and/or gross negligence claims, bad faith claims, breach of any collective bargaining agreement claims, and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Employee may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the ending thereof, or any acts, transactions, or occurrences between the Employee and the Released Parties through the date of this Agreement.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) and/or any equivalent state law, Employee admits that Employee has received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FLSA and/or any other relevant laws. It is the parties’ intent to release all claims which can legally be released, as such, this release does not apply to those claims which as a matter of law cannot be released. Employee states that Employee is aware of no facts (including any injuries or illnesses) which might lead to Employee's filing of a workers’ compensation claim against the Released Parties, and Employee warrants and agrees that Employee has not suffered any work injury that Employee has not previously disclosed to the Company.
Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”).

Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. On the other hand, Employee waives and releases any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against the Company or any resulting civil proceeding or lawsuit that may be commenced on Employee’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act, and nothing in this Agreement prohibits or restricts Employee’s ability to discuss or disclose allegations relating to sexual harassment or sexual assault.
THIS MEANS THAT BY SIGNING THIS AGREEMENT EMPLOYEE WILL HAVE WAIVED ANY RIGHT HE MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR ANY ACTS, TRANSACTIONS, OR OCCURRENCES BETWEEN EMPLOYEE AND THE RELEASED PARTIES THAT TOOK PLACE AT ANY TIME, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.
B.    Acknowledgements. Employee acknowledges that Employee has read and understands this Agreement, and Employee specifically acknowledges the following:

(1)    That Employee has been advised by the Company to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement;

(2)    That Employee has twenty-one (21) calendar days from the date on which Employee receives this Agreement or the Separation Date, whichever is later and not including the date on which Employee receives this Agreement or the Separation Date (as applicable), in which to consider and sign this Agreement and Employee understands this signed Agreement must be returned to the Company, in care of Erika Lapish, Vice President, Chief Human Resources Officer, 100 Commercial Street, Atchison, Kansas 66002 either by hand, email or mail, no later than the last day of such 21-day period;

(3)    That Employee is waiving age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto, as part of the release of claims as described in Section III(A) above;

(4)    That if Employee signs this Agreement, Employee may revoke this Agreement within fifteen (15) calendar days after the date on which Employee signs this Agreement, not counting the day in which Employee signs this Agreement. To be effective, any revocation must be in writing and delivered to the Company, in care of Erika Lapish, Vice President, Chief Human Resources Officer, 100 Commercial Street, Atchison, Kansas 66002 either by hand, email or mail, within the applicable 15-day period. Should Employee exercise Employee’s right to revoke this Agreement pursuant to the terms of this Section, Employee will have no right to the Consideration described in Section II herein; and

(5)     That Employee states and warrants that the information provided in this Agreement provide sufficient information for Employee to knowingly and voluntarily release any claims based upon the ADEA.

C.    Continuing Rights. Nothing in Section III(A) or in Section IV of this Agreement limits Employee’s right to: (1) elect any rights to health care coverage under COBRA or applicable state law; (2) apply for unemployment compensation benefits (the Company does not decide whether Employee will receive such benefits); (3) pursue claims for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (4) pursue claims that may arise after Employee signs this Agreement; (5) enforce this Agreement; or (6) indemnification under any applicable indemnification policy of the Company, including without limitation, any general liability or “directors and officers” insurance policy, the Company’s governing documents or applicable law.

IV.        POST-SEPARATION OBLIGATIONS
A.    Confidential Information. Employee agrees and acknowledges that all information which is treated as confidential by the Company, including, without limitation, trade secrets, technical data, financial data, proprietary information, nonpublic information, privileged information, work product, customer information, account information and any unique technological information of the Company that Employee learned, obtained or possessed, or continues to possess, will be kept by Employee in utter, absolute and strictest confidence and secrecy and not disclosed to any person, company, or entity.
B.    Non-Solicitation of Employees. Employee agrees not to solicit any employee of the Company to resign from the Company or to begin work for any other employer for a period of eighteen (18) months immediately after the Separation Date.
C.    Non-Disparagement. Subject to any exception identified in Section III(A) or Section III(C), and with recognition of Employee’s obligation to be truthful, Employee agrees not to make disparaging statements or negative remarks about the Company or any of the Released Parties.
D.    Cooperation. Employee agrees that Employee will provide cooperation and support to the Company if the Company needs reasonable assistance, for example, answering questions on matters about which Employee has knowledge. Employee further agrees to cooperate with the Company if the Company needs information from Employee concerning legal or business claims asserted or threatened against the Company or any of the Released Parties by a third party or government agency or concerning legal or business claims asserted by the Company or any of the Released Parties against a third party or a government agency. This duty of cooperation includes but is not limited to communications with the Company’s counsel, preparation for and participation in depositions or hearings. The Company will pay Employee reasonable compensation for Employee’s time as well as reasonable out of pocket expenses for Employee’s cooperation.
V.        MISCELLANEOUS PROVISIONS
A.    Return of Company Property. Employee must return all records, correspondence, property, equipment and documents in Employee’s possession belonging to the Company or containing confidential information regarding the Company or its businesses. By signing this Agreement, Employee acknowledges and represents that Employee has returned as of the Separation Date all Company documents, property, and confidential information, and is not in possession of any such items, and has not removed, copied, or forwarded any such items from Company premises, systems, or networks. Employee further agrees that Employee has returned to the Company or destroyed any and all intangible property of the Company previously in his possession and he further agrees not to access the Company’s networks of confidential or proprietary information following the Separation Date.
B.    Confidentiality of Agreement. Except as allowed by Section III(A) or Section III(C), Employee will keep confidential all the terms of this Agreement and will not disclose them to any person other than Employee’s spouse, legal or financial advisors, or government officials in the course of their official duties.
C.    Indemnification. Employee agrees that Employee is solely responsible for payment of all federal, state, and local taxes on the amounts paid under this Agreement. In the event that the Company is required to pay back taxes or Social Security, or fines or assessments, because of Employee’s non-payment of taxes on the amounts paid under this Agreement, Employee agrees to indemnify the Company for any such amounts.

D.    Non-Admission of Liability. Employee and the Company acknowledge and agree that this Agreement does not constitute an admission concerning any liability or wrongdoing on the part of either the Company or Employee, and each party expressly denies any such liability or violation.

E.    Governing Law and Venue. This Agreement is made and shall be enforced pursuant to the laws of the State of Kansas without regard to its conflict of laws principles. The Parties agree that any and all litigation surrounding Employee’s employment, the ending thereof, or this Agreement will be subject to the substantive laws of Kansas.
F.    Non-Assignment of Claims. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

G.    Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, the rest of the Agreement will remain in force.

H.    Public Statements. Employee agrees not to make or issue, or cause any person, firm or entity to make or issue, any knowingly, intentionally, or maliciously false statement in any form concerning the Company, Employee’s employment relationship, or the end of Employee’s employment. Nothing in this provision (or the Agreement) prohibits or restricts Employee’s right to provide truthful information to a government agency.

    I.    Immunity under the Defend Trade Secrets Act of 2016. The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company Trade Secrets. Specifically, Company employees, contractors, and consultants may disclose Trade Secrets:

(1)in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or
(2)“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner:

(1)the individual may disclose the Trade Secret to his attorney, and the individual may use the information in related court proceeding, as long as the individual files documents containing the Trade Secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

J.    Section 409A. The payments under this Agreement are intended to comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A or an applicable exemption to the maximum extent possible.

Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to the separation pay plan exception and/or the short-term deferral exception will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid on the first business day after the end of such six-month period, or, if earlier, within 15 days after Employee’s death. If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing herein shall be construed as a guarantee of any particular tax treatment. Company makes no representation that this Agreement or any payments hereunder comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that Employee may incur under Section 409A.

K.    Entire Agreement; Modification. The parties agree that the Transition Agreement and this agreement are the entire agreements between the parties. This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, with the exception of the Transition Agreement and any prior restrictive covenant agreements executed between Employee and the Company, which shall remain in full force and effect, and/or any other obligations which, by their terms or by operation of law, survive the ending of Employee’s employment with the Company. In such event, the confidentiality obligations of this Agreement will supplement, but not replace, such agreement or agreements. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized executive of the Company.

**********SIGNATURES ON FOLLOWING PAGE**********

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EMPLOYEE’S OWN FREE WILL.

    IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

Curtis Landherr

_____________________________________

Date: ________________________________

MGP Ingredients, Inc.

By: _________________________________
Date: ________________________________